Court Addresses Rosetta Resources' Response to Calpine Corporation's Motion to Assume Oil and Gas Leases

HOUSTON, TX -- 07/13/2006 -- Rosetta Resources Inc. (NASDAQ: ROSE) today announced that the United States Bankruptcy Court for the Southern District of New York at a hearing yesterday in Calpine Corporation's bankruptcy case took the following steps:

--  In response to an objection filed by the Department of Justice and asserted by the California State Lands Commission that  the Debtors' Motion to Assume Non-Residential Leases and Set Cure Amounts (the "Motion"), did
    not allow adequate time for an appropriate response, the Debtors withdrew from the list of Oil and Gas Leases that were the subject of the Motion those leases issued by the United States (and managed by the Department of
    Interior) and the State of California (and managed by the California State
    Lands Commission).  The Debtors and Department of Justice agreed to an extension of the existing deadline to assume such Oil and Gas Leases under
    Section 365, to the extent the Oil and Gas Leases are leases subject to
    Section 365. The effect of these actions is to render the objection of
    Rosetta inapplicable at this time.

--  The Court also encouraged Calpine and Rosetta to arrive at a business solution to all  remaining issues including  approximately $68 million payable to Calpine for conveyance of the cured consent properties,
    Calpine's execution of various documents under its "further assurances"
    obligations as necessary to resolve any  outstanding issues applicable to certain other properties purchased by Rosetta, and final agreement regarding approximately $12 million in other true-up obligations that may be payable to Calpine, as required by the July 2005 sale agreements pursuant to which Rosetta purchased the properties.
Although no specific ruling was issued addressing any of Rosetta's rights or claims, Rosetta is nonetheless pleased with the Court's actions and anticipates working with Calpine on a priority basis toward resolution of unresolved conveyance of properties and post closing adjustments under the Purchase and Sale Agreement.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

Forward-Looking Statements: All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

For more information, please contact:
Michael J. Rosinski
Rosetta Resources
Houston/Corporate Office
713-335-4037
http://www.rosettaresources.com